UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

January 25, 2008 (January 23, 2008)
Date of Report (Date of earliest event reported)

VINEYARD NATIONAL BANCORP
(Exact name of registrant as specified in its charter)

California	000-20862	33-0309110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1260 Corona Pointe Court, Corona, California	92879
(Address of principal executive offices)	(Zip Code)

(951)271-4232
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 23, 2008, Norman A. Morales resigned as President, Chief Executive Officer and as a member of the Board of Directors of Vineyard National Bancorp (the “Company”), and as a director and officer of the Company’s affiliates and subsidiaries, including, but not limited to, Vineyard Bank, National Association (the “Bank”).  Mr. Morales’ resignation did not result from any disagreement with the Company concerning any matter relating to the Company’s operations, policies or practices.

In connection with such resignation, the Company and the Bank entered into an Agreement and Release with Mr. Morales dated January 23, 2008 (the “Agreement”), under which Mr. Morales will be entitled to receive (a) a lump sum payment in the amount of One Million One Hundred Fifty Thousand Dollars ($1,150,000), less all applicable state and federal withholdings, (b) reimbursement of premiums incurred in continuing group health insurance coverage pursuant to COBRA through January 23, 2009, (c) any and all interest of the Company and the Bank in Mr. Morales’ country club membership, and (d) title to the vehicle currently leased by the Company on Mr. Morales’ behalf.  The Company has also agreed to use commercially reasonable best efforts to facilitate the transfer to Mr. Morales of its entire interest in the “key-man” term life insurance policies under which Mr. Morales is the insured party and the Company is the beneficiary.  Pursuant to the Agreement, Mr. Morales has agreed to, among other things, provide the Company and the Bank with consulting services for a period of one year, release any and all claims against the Company and the Bank arising from or in any way related to his employment with the Company and the Bank, and refrain from soliciting customers and employees of the Company and the Bank for a period of one year.  As a result of the Agreement, that certain Amended and Restated Employment Agreement dated April 9, 2007, by and among the Company, the Bank and Mr. Morales has been terminated.

In accordance with the requirements of the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Mr. Morales may revoke the Agreement at any time prior to January 31, 2008.

The foregoing description of the Agreement is qualified in its entirety by reference thereto, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Effective January 23, 2008, James G. LeSieur, III, Chairman of the Company’s Board of Directors, was appointed as interim Chief Executive Officer while the Company conducts an executive search for a new Chief Executive Officer.  During his service as interim Chief Executive Officer, Mr. LeSieur will be paid a salary of $40,000 per month, and will cease to receive the cash compensation paid to non-employee directors.  In connection with his appointment as interim Chief Executive Officer, Mr. LeSieur will no longer serve on the Audit Committee.

Mr. LeSieur, age 66, has served as a director of the Company since 2004 and as Chairman of the Board since January 2007.  Mr. LeSieur serves as a member of the board for the Lennar Charitable Housing Foundation and Banker Benefits, a subsidiary of the California Bankers Association.  Previously, Mr. LeSieur served as the Director for the Ralph W. Leatherby Center for Entrepreneurship and Business Ethics at Chapman University, and was on the board for the Orange County affiliate of Habitat for Humanity, where he also served two terms as Chairman.  Prior to his appointment as a director of the Company in December 2004, Mr. LeSieur served as the President, Chief Executive Officer and a director of Sunwest Bank.  Prior to Sunwest Bank, Mr. LeSieur served as a management consultant for Arthur Young & Company.

Item 7.01.  Regulation FD Disclosure

On January 24, 2008, the Company issued a press release announcing the resignation of Mr. Morales as President and Chief Executive Officer and as a member of the Board of Directors, and the appointment of Mr. LeSieur as interim Chief Executive Officer.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information furnished pursuant to Item 7.01 and Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 , as amended (the “Exchange Act”) or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act or the Exchange Act, except as expressly stated by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits

(d)    Exhibits

ExhibitNumber	Description

10.1	Agreement and Release dated January 23, 2008 among Vineyard National Bancorp, Vineyard Bank, National Association and Norman A. Morales.
99.1
Press Release dated January 24, 2008 announcing the resignation of Norman A. Morales as President and Chief Executive Officer and as a member of the Board of Directors and the appointment of James G. LeSieur, III as interim Chief Executive Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VINEYARD NATIONAL BANCORP

Date: January 25, 2008	By:	/s/ Gordon Fong
Gordon Fong
Executive Vice President and Chief Financial Officer